FOR RELEASE: Immediate

FROM: New Ulm Telecom, Inc.

27 North Minnesota

New Ulm, Minnesota 56073

Phone 507-354-4111

New Ulm Telecom, Inc.

Contact: Bill Otis, President and CEO

507-354-4111

E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. Receipt of Midwest Wireless

January 16, 2008

New Ulm Telecom, Inc. (“New Ulm”) announced today that it has received the final payment of funds from the November 2006 Midwest Wireless Holding (“MWH”) transaction.

New Ulm announced that it received from escrow $5,331,000 in principal plus accrued interest and that its newly-acquired subsidiary, Hutchinson Telephone Company also received a payment of $1,128,000 in principal plus accrued interest. The aggregate amount received by both companies, including accrued interest, is approximately $6,459,000.

New Ulm intends to use the money for general working capital purposes and repayment of debt.

As previously announced, on January 4, 2008, New Ulm acquired Hutchinson Telephone Company for approximately $78 million and borrowed approximately $60 million from Co-Bank to finance the acquisition. The price that New Ulm paid for Hutchinson Telephone Company reflected the anticipated receipt of the MWH funds by Hutchinson Telephone Company.

In addition, Hector Communication Corporation, of which New Ulm is a one-third owner, also received a final payment of approximately $4,323,000 in principal plus accrued interest from the escrow account.

Background on the MWH Transaction

In connection with the acquisition of MWH by Alltel in October 2006, New Ulm received approximately 90% of the sale proceeds attributable to its interest, or approximately $74 million, on October 6, 2006. Alltel delivered the other 10% to the escrow agent. The escrow account was established for use in any trueing-up adjustments, indemnifications, and other specified costs under the acquisition. Funds not used for these purposes were to be released to the former shareholders of MWH. New Ulm had received a payment of approximately $3 million plus accrued interest in April 2007. Due to the contingencies for release of the escrow funds, the Company had not recorded a receivable for any part of the funds prior to their receipt.

Forward-Looking Statements

Statements about New Ulm’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission. In addition to these factors, forward-looking statements in this press release are subject to the ability of New Ulm to operate the combined company in a profitable manner after the merger.